Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACT:              STOCKHOLDER CONTACT:

Mary Ann Susco              Marco Acosta
212-850-1382                800-597-6068 (Option #1)
suscom@jwseligman.com       acostam@jwseligman

           TRI-CONTINENTAL CORPORATION (NYSE:TY) DIRECTORS RE-ELECTED

NEW YORK, November 21, 2006 - Tri-Continental Corporation (NYSE: TY) today announced the final results of the September 28, 2006 Special Meeting of Stockholders. (and its October 4, 2006 adjournment solely in respect of the proposal to amend Tri-Continental's charter).

The Inspector of Elections reports that the three incumbent Directors nominated for re-election by Tri-Continental's Board were re-elected with an average of approximately 42% of the vote. An alternate slate of directors proposed by a dissident group of stockholders received an average of approximately 28% of the vote.

In addition, on a proposal to amend Tri-Continental's charter to reduce the quorum requirements for future stockholder meetings, the results were approximately 42% in favor and approximately 30% opposed. While the majority of votes cast were in favor of the amendment, the proposal did not achieve the required majority of all votes entitled to be cast.

Tri-Continental Corporation is one of the nation's largest, diversified, publicly traded closed-end equity investment companies, and has paid dividends for 62 consecutive years. The Fund is managed by J. & W. Seligman & Co. Incorporated (JWS), a New York-based investment manager and advisor, which was founded in 1864.

You should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information about the Corporation) may be obtained by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068. The prospectus should be read carefully before investing in the Corporation.

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